MINING LEASE
(SECRET CLAIMS)

THIS MINING LEASE (SECRET CLAIMS) (the "Agreement") is made this 28th day of September, 2010 by and between RS GOLD, LLC, a Nevada limited liability company ("Owner"); and MAGELLAN GOLD CORPORATION, a Nevada corporation ("Lessee").

RECITALS

A.

Owner owns and possesses the "Secret" group of unpatented lode mining claims situated in Washoe County, Nevada. The claims are more particularly described on Exhibit A attached hereto and shown on the map attached hereto as Exhibit B.

These claims, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the "Property."

B.

The parties now desire to enter into an agreement giving Lessee the exclusive right to explore, develop, and mine the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Lease Term and Royalties

1.1 Term of Lease. Owner hereby leases the Property to Lessee for an initial term of ten (10) years. Lessee may extend the Lease for an additional ten (10) years, provided that

Lessee is not in default under this Agreement. The Lease shall be extended for so long thereafter as there are (a) mining or processing of materials from the Property, or (b) reclamation and closure activities on the Property. The Effective Date of this Agreement will be September 28, 2010 and all rights and obligations shall be calculated on the basis of that date.

1.2 Advance Minimum Royalty Payments. Until production is achieved from the property, Lessee shall pay the following advance minimum royalties to Owner.

a.

Lessee shall pay Owner the sum of TWELVE THOUSAND DOLLARS ($12,000.00) by October 8, 2010.  Lessee also agrees to reimburse Owner for its claim staking costs in the amount of THREE THOUSAND SEVEN HUNDRED TWENTY-NINE DOLLARS AND SIXTY CENTS ($3,729.60), and Lessee agrees to pay all filing and recording fees required by the Nevada Bureau of Land Management and Washoe County for perfecting the Claims.

b.

Commencing on the first anniversary of the Agreement, Lessee shall make the following advance minimum royalty payments to Owner:

Anniversary of Agreement	Annual Advance Royalty Payment

1	$20,000.00
2	$30,000.00
3	$40,000.00
4 and all years thereafter	$50,000.00

The term "advance minimum royalty" shall mean that Owner will receive no production royalties (Section 1.3 below) until Lessee has recaptured all advance royalty payments previously made to Owner under this Agreement. Payments made to Owner in any given lease year in which production occurs shall not be less than the advance minimum royalty payable in that year, had no production occurred. After recapture, Lessee shall pay production royalties in excess of the annual advance minimum royalties paid to Owner.

1.3  Production Royalties. Upon commencing production of valuable minerals from the Property, Lessee shall pay Owner a royalty on production equal to three percent (3%) of net smelter returns. The teen "net smelter returns" shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by Lessee:

a.

Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;

b.

Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined and/or sold; and

c,

Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Lessee, charges, costs and penalties for such operations shall mean the amount Lessee would have incurred if such operations were carried out at facilities not owned or controlled by Lessee then offering comparable services for comparable products on prevailing terms. Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter. All payments shall be accompanied by a statement explaining the manner to which the payment was calculated.

d. Option to Purchase Production Royalty. Lessee shall have the exclusive right and option to purchase up to two (2) "points" of Owner's royalty interest (a "Point" being defined as one percent of net smelter returns) for ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) per Point. However, Owner's royalty may not be reduced below one percent (1%) of net smelter returns regardless of the price of gold. Lessee may exercise its option at any time by giving written notice thereof to Owner, and the parties shall exchange the purchase price and a deed conveying the royalty interest within thirty (30) days following Lessee's notice to Owner.

1.4 Area of Interest. The parties hereby establish an Area of Interest extending one (1) mile beyond the exterior boundaries of the Property. Any claims located by either party (including interior fractions) within the Area of Interest shall be subject to the terms of this Agreement.

1.5 Delivery of Data. Upon execution of this Agreement Owner shall deliver to Lessee copies of all maps, deeds, and other documents in Owner's possession which pertain to the claim title and boundaries, prior workings, production history, and so forth.

SECTION TWO

Mining Operations

 2.1 Right to Explore, Develop and Mine. Upon execution of this Agreement, Lessee shall have the right to make geological investigations and surveys, to drill on the Property by any means, and to have all the rights and privileges incident to ownership of the Property, including without limitation the right to mine underground or on the surface, extract by leaching in place or any other means, remove, save, mill, concentrate, treat, and sell or otherwise dispose of ores, concentrates, mineral-bearing earth and rock and other products therefrom.

 2.2 Conduct of Work. Lessee shall perform its mining activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of mining operations on the Property, and shall comply with the applicable worker's compensation laws of the State of Nevada. Owner agrees to cooperate with Lessee's permitting efforts, including execution of any necessary documents.

 2.3 Liability and Insurance_ During the term of the Agreement, Lessee shall indemnify and hold Owner harmless from any claims, demands, liabilities or liens arising out of Lessee's activities on the Property. To that end, Lessee shall immediately obtain and carry a policy of public liability insurance in the amount of $2,000,000.00 or more for personal injury and $500,000.00 for property damage, protecting Owner against any claims for injury to persons or damage to property resulting from Lessee's operations. Lessee shall provide Owner with a certificate of insurance evidencing such insurance.

 2.4 Liens. Lessee shall keep the Property free and clear from any and all mechanics' or laborers' liens arising from labor performed on or material furnished to the Property at Lessee's request. However, a lien on the Property shall not constitute a default if Lessee, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Lessee (unless Lessee bonds the lien).

However, this provision shall not prevent Lessee from pledging this Agreement and the underlying property as security for its financing of exploration, development, and mining. Any secured party shall be subject to all of the terms and provisions of this Agreement.

 2.5 Installation of Equipment. Lessee may install, maintain, replace, and remove during the term of this Agreement any and all mining machinery, equipment, tools, and facilities which it may desire to use in connection with its exploration, development, and mining activities on the Property. Upon termination of this Agreement for any reason, Lessee shall have a period of six (6) months following such termination during which it may remove all or part of the above items at its sole cost and expense. Owner may, at Owner's discretion, require Lessee to remove all of Lessee's equipment from the Property upon termination. Any equipment remaining on the Property after six (6) months shall become the property of Owner.

 2.6 Acquisition of Permits. Lessee shall acquire all federal, state and county permits required for its operations. Lessee shall be responsible for reclamation of only those areas disturbed by Lessee's activities. In the event that Lessee is required to post a reclamation bond, the bond will revert to Lessee upon satisfactory completion of the reclamation program.

 2.7 Commingling of Ore. Lessee shall have the right to commingle ores from the Property with ores from other properties provided that Lessee weighs and samples Owners ores in accordance with sound mining and metallurgical practices and accounts for Owner's share of production.

 2.8 Drill Logs, Assays, and Maps. Copies of all drill logs, exploration information, assays, maps, metallurgical studies, and other factual information shall be furnished by Lessee to Owner annually (within thirty (30) days) following the end of each contract year. Upon the expiration or termination of this Agreement, Lessee shall deliver copies of all data relating to the Property to Owner, which Lessee has not previously delivered to Owner, and Owner may, at Owner's cost, elect to take possession of all drill core cuttings, pulps, and other physical evidence of exploration.

SECTION THREE

Inspection by Owner

 3.1 Inspection of Property. Owner, or Owner's authorized agents or representatives, shall be permitted to enter upon the Property on not less than two (2) days' advance notice and during Lessee's normal business hours for the purpose of inspection, but shall enter upon the Property at Owner's own risk and so as not to hinder unreasonably the operations of Lessee. Owner shall defend, indemnify, and hold Lessee harmless from any damages, claim, or demand by reason of injury to Owner or Owner's agents or representatives on the Property or the approaches thereto.

 3.2 Inspection of Accounts. Lessee agrees to keep accurate books of account reflecting the mining operations on the Property, and Owner on not less than two (2) days' advance notice shall have the right, either personally or through a qualified accountant of Owner's choice and at Owner's cost, to examine and inspect the books and records of Lessee pertaining to the mining, milling and shipping operations of Lessee.

SECTION FOUR

Taxes

Lessee shall pay all taxes levied or assessed upon any improvements placed on the Property by Lessee. Upon termination of this Agreement for any reason, any tax obligations shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year. However, Owner shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements placed upon the Property unless Lessee fails to remove them within the time provided by this Agreement.

SECTION FIVE

Maintenance of Claims

5.1

Claim Maintenance. Lessee shall pay the federal claim maintenance fees required to maintain the Property in good standing, commencing with the 2010-2011 assessment year. Lessee shall provide evidence of payment to Owner by August 1 of each year. Lessee shall record an Affidavit and Notice of Intent to Hold in Washoe County by October 1 of each year and provide evidence of recording within ten (10) days. Lessee shall also pay the Nevada claim fee assessment, if any, for subsequent years in which the fee assessment is imposed on claim owners in Nevada. The assessment shall be based upon the maximum number of claims held by any one of the Owners. If Lessee terminates this Agreement within two (2) months of the applicable deadline, Lessee shall not be responsible for claim maintenance payments due in that calendar year or any succeeding annual assessment year.

5.2 Assessment Work. If the requirement of annual assessment work is restored by Congress, Lessee shall be responsible for the performance and filing of assessment work unless this Agreement is terminated as hereinafter provided. In the event of termination within two (2) months of the applicable deadline for performance, Lessee shall be responsible for the performance and filing of assessment work for that year.

5.3 Relocation and Amendment. At any time during which this Agreement is in effect, Lessee may, with the express written consent of Owner but at its own expense, relocate, or amend any of the unpatented mining claims included in the Property, and such relocated, or amended claims shall be deemed to be covered by the provisions of this Agreement.

5.4  Mineral Leasing.  In the event of appeal or substantial change in the Mining Law of 1572, Lessee shall have whatever rights may be afforded to Owner under the new laws, including (but not limited to) whatever preferred right Owner may have to a lease from a governmental agency, subject to the payment to Owner of the royalties prescribed in Section One.

SECTION SIX

Termination and Default

 6.1 Termination. Lessee shall have the right to terminate this Agreement at its sole discretion at any time by giving thirty (30) days' advance written notice to Owner. Upon termination, Owner shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate. Lessee will provide Owner with all factual data, maps, assays, and reports pertaining to the Property. Lessee will also deliver a Quitclaim Deed to Owner.

 6.2 Default. If Lessee fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Owner hereunder, Owner may declare Lessee in default by giving Lessee written notice of default which specifies the obligations which Lessee has failed to perform. If Lessee fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, or if Lessee fails to remedy or commence to remedy any other default in performance within thirty (30) days of receiving the notice of default, Owner may terminate this Agreement and Lessee shall peaceably surrender possession of the Property to Owner. Notice of termination shall be in writing and served in accordance with this Agreement.

 6.3 Obligations Following Termination. In the event of voluntary or involuntary termination, Lessee shall surrender possession of the Property to Owner and shall have no further liability or obligation under this Agreement except for its obligation (a) to pay any advance and production royalties then owed to Owner pursuant to Section One; (b) to pay the cost of removal of all equipment as stated in Section 2.5; (c) to fulfill its reclamation responsibility as stated in Section 2.6; (d) to pay its apportioned share of taxes, as provided for in Section Four; (e) to satisfy any accrued obligations or liabilities; and (f) to satisfy any other obligation imposed by this Agreement or by law.

SECTION SEVEN

Notices and Payments

 7.1 Notices. All notices to Lessee or Owner shall be in writing and shall be sent by Federal Express or other courier service, or by certified or registered mail, return receipt requested, to the addresses below. Notice of any change in address shall be given in the same manner:

TO OWNER:

RS Gold, LLC.

331 Fairgrounds Drive Spring Creek, Nevada 89815

TO LESSEE:

Magellan Gold Corporation P.O. Box 114

Sea Ranch, California 95497

7.2 Payments. All payments shall be in U.S. currency payable to Owner at the address above.

SECTION EIGHT

Assignment

Lessee may assign this Agreement at any time, in whole or in part, upon receiving the prior written consent of Owner, which consent shall not be unreasonably delayed or withheld. However, Lessee may assign the Agreement without consent to a limited liability company or corporation formed for the purpose of holding and exploring the Property.

SECTION NINE

Warranty of Title

9.1 Warranty. Owner warrants and represents it is the owner of the unpatented mining claims described in Recital "A" and all lode mineral rights within the boundary of these claims, subject to the paramount title of the United States (but excepting those portions that may overlap adjacent fee lands); that the claims are valid under the mining laws of the United States and the State of Nevada; that Owner has and will continue to have the right to commit the claims to this Agreement; and that Owner is not aware of any liens, encumbrances, claim disputes, legal actions or liabilities (including environmental liabilities) affecting the Property. However, Owner does not warrant the presence of a valuable mineral discovery on any of the claims comprising the Property.

 9.2 Examination of Title Documents. Promptly after execution of this Agreement, Owner shall deliver to Lessee copies of all certificates of location, maintenance fee receipts, and any other documents bearing upon Owner's title, interest, or ownership in the Property. Lessee may then undertake such further investigation of the title and status of the claims as Lessee shall deem necessary. If that investigation should reveal defects in the title, Owner agrees to proceed forthwith to cure said title defects to the satisfaction of Lessee; and in the event it should not do so, Lessee may cure such title defects and deduct the expense incurred, including reasonable attorney's fees, from any payment to be made hereunder. The deduction in each year may not exceed one-half of the advance minimum royalty payable to Owner.

 9.3 No Liability for Loss of Claims. Lessee shall not be held liable for the loss of any claims by virtue of invalid location by Owner. Lessee shall not be held liable for the loss of any claims due to any act of governmental agencies, provided that Lessee has taken all reasonable and legal means to protect and maintain such claims.

SECTION TEN

Force Majeure

10.1 Suspension of Obligations. If Lessee is prevented by Force Majeure from timely performance of any of its obligations hereunder (specifically, those obligations set forth in Sections 1.4, 2.6, and 5.2), except the payment of money, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure. (Specifically, Lessee shall not be excused from making advance minimum royalty payments pursuant to Section 1.2; maintaining insurance coverage in accordance with Section 2.3; or maintaining the claims in accordance with Section 5.1.) Upon the occurrence and upon the termination of Force Majeure, Lessee shall promptly notify Owner in writing. Lessee shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

10.2 Definition of Force Majeure. "Force Majeure" means any cause beyond a party's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property, interference with mining operations by a developer of oil, gas, geothermal resources, or mineral materials on or under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen or material, including drill rigs and qualified drillers; delay in transportation; and acts of God.

10.3 Economic Force Majeure. During the extended term of this Agreement, Lessee shall have the right to suspend operations and hold the Property during periods of Economic Force Majeure. "Economic Force Majeure" shall mean periods during which the price of gold or other mineral commodities is too low to allow economic recovery and sale of ore from the Property. However, Lessee shall continue to pay advance royalties and maintain the Property during conditions of Economic Force Majeure.

SECTION ELEVEN

Miscellaneous Provisions

11.1 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

11.2 Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

11.3 Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

11.4 Recording Memorandum of Agreement. The parties hereto agree to execute a Memorandum of this Agreement (short form) and record it in Washoe County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

11.5 Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

11.6 Time of the Essence. Time is of the essence of this Agreement and each and every part thereof.

11.7 Confidentiality. All reports and data provided by Lessee to Owner shall be held in strictest confidence, and Owner shall not disclose such information without Lessee's prior written consent.

11.8 No Partnership. Nothing in this Agreement shall create a partnership between Owner and Lessee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

RS GOLD, LLC

A Nevada limited liability company

By:  Randall Stoeberl

Manager

MAGELLAN GOLD CORPORATION

A Nevada corporation

By:  /s/  John C. Power

President

EXHIBIT A
Secret Claim Group, Washoe County, Nevada

Claim Name	BLM Number
Secret 170	To be filed